Exhibit 99.1

FiscalNote Reports Fourth Quarter and Full Year 2024 Financial Results

Exceeds Both Revenue and Adjusted EBITDA Forecasts for Both Fourth Quarter and Full Year 2024

Achieves First Full Year of Positive Adjusted EBITDA Driven by Margin Improvement of 1400

Basis Points Year-Over-Year

Recently Announced Non-Core Divestiture Expected to Close by Month End, Drives Incremental Operating Efficiencies, Increases Profitability, and Further Deleverages Balance Sheet

FY25 Guidance Reflects a Durable Core Business, Further Efficiency Initiatives and Sunset Product Lines; Expects Adjusted EBITDA Margins to Double on a Pro Forma Basis and Accelerate Path Towards Positive Free Cash Flow

Board of Directors Continues to Review All Strategic Options Available to the Company
to Maximize Shareholder Value

Company to Host Conference Call Today at 5:00 p.m. EDT

WASHINGTON, D. C. – Thursday, March 13, 2025 – FiscalNote Holdings, Inc. (NYSE: NOTE) (“FiscalNote” or the “Company”), a leading AI-driven enterprise SaaS technology provider of policy and global intelligence, today reported financial results for the fourth quarter and full year ended December 31, 2024.

The Company reported strong results in the quarter with $29.5 million in total revenues and adjusted EBITDA(1)of $3.3 million, both exceeding previous guidance. This performance was driven by its stable base of more than 4,000 customers, durable recurring revenue and high gross margins, and further efficiency initiatives all contributing to expanding adjusted EBITDA. The fourth quarter 2024 represented a 10% improvement in adjusted EBITDA year-over-year, and marked the sixth consecutive quarter of adjusted EBITDA profitability for the Company. In addition, the twelve months of 2024 marked the first full calendar year of reported adjusted EBITDA profitability in the Company’s history, an improvement of more than $17 million year over year.

Josh Resnik, CEO and President of FiscalNote, commented, “With today’s announcement, we are continuing to demonstrate expanding Adjusted EBITDA margins, an accelerating path to positive free cash flow, and a strong foundation for long term, durable growth. In 2024 we reduced our senior debt by 44%, further streamlined our operations, and achieved our first full calendar year of positive Adjusted EBITDA - a significant landmark for the Company. At the same time, we laid the groundwork for future product-led growth, leading to the launch of our new AI-focused PolicyNote platform in January of this year. Looking ahead to 2025, in addition to continuing to see the effects of our operational streamlining – through which we expect to expand Adjusted EBITDA margins by more than double year over year on a proforma basis – we are confident that our focus on product will reinforce our momentum and set the stage for accelerating growth in the future.”

Fourth Quarter 2024 Financial Highlights(2)

Fourth Quarter 2024 performance reflects expanded Adjusted Gross Margin, Adjusted EBITDA margin, and an improved balance sheet position.

Note - All amounts for the three months ended December 31, 2023 include contributions from the Board.org and Aicel businesses, which the Company divested on March 11, 2024 and October 31, 2024, respectively.

	(Unaudited)
	Three Months Ended December 31,
($ in millions)	2024	2023	% Change
Total Revenues (formerly "GAAP Revenue")	$29.5	$34.3	(14)%
Subscription Revenue as % of Total Revenues	92%	91%	100	bps
Gross Profit	$24.2	$22.9	6%
Gross Margin	82%	67%	1500	bps
Adjusted Gross Profit (1)	$25.7	$28.3	(9)%
Adjusted Gross Margin (1)	87%	83%	400	bps
Net Loss	$(13.4)	$(50.7)	(74)%
Adjusted EBITDA (1)	$3.3	$3.0		*
Adjusted EBITDA Margin (1)	11%	9%	200	bps
Cash and Cash Equivalents	$35.3	$24.4
bps - Basis Points
* - percentage change is greater than +/- 100%

Fourth Quarter 2024 and Recent Operational Highlights

•
Unveiled in January 2025 PolicyNote, the Company’s new AI-focused platform for policy and regulation – leveraging FiscalNote’s breadth and depth of data as well as its proprietary policy analysis and AI technology via a consolidated user interface to drive deeper customer engagement, strengthen customer retention, accelerate future innovation, reduce ongoing maintenance costs, and expand long-term growth opportunities.
•
Signed in February 2025 a definitive agreement to divest Oxford Analytica and Dragonfly Intelligence, two companies within the Company’s global intelligence business, for total consideration of $40.0 million, with closing anticipated by the end of March 2025, subject to receipt of regulatory approval and other customary closing conditions, continuing to advance the Company’s strategic goals of strengthening the balance sheet, streamlining operations and focusing on its core policy business.
•
Signed in February 2025 a contracting engagement with Palantir’s former head of federal contracting, John Lee, to support the Company in its continuing mission to equip the public sector with cutting-edge AI and data-driven solutions that enhance operational efficiency, responsiveness, and decision-making.
•
Executed a successful leadership succession plan to drive the next phase of growth, as Co-Founder Tim Hwang transitioned to Executive Chairman to focus on strategic initiatives and the continuity of FiscalNote’s mission after nearly 12 years as Chief Executive Officer, and Josh Resnik – who has extensive operating experience and has been instrumental in advancing FiscalNote’s product strategy and operational effectiveness – was promoted to Chief Executive Officer, effective January 1, 2025.
•
Completed the divestiture of its South Korea subsidiary, Aicel Technologies, for a total consideration of $9.6 million, a continuation of the Company’s strategy of divesting non-core assets to unlock underlying value, reduce business complexity, and drive improved enterprise operating efficiency while further deleveraging the Company’s balance sheet through the prepayment of senior debt using the net cash proceeds from the transaction.

Fourth Quarter 2024 Financial Performance

Revenue(2)

	(Unaudited)
	Three Months Ended December 31,
($ in millions)	2024	2023	% Change
Subscription revenue	$27.1	$31.1	(13)%
Advisory, advertising, and other revenue	2.4	3.2	(24)%
Total revenues	$29.5	$34.3	(14)%

For Q4 2024, subscription revenue declined $4.0 million, or 13%, versus prior year, due primarily to the impact of the Board.org and Aicel divestitures. Excluding the impact of Board.org and Aicel, subscription revenue decreased by $0.2 million, or 1%.

For Q4 2024, advisory, advertising, and other revenue decreased $0.8 million, or 24%, versus prior year, due primarily to the discontinuation of certain non-strategic products. Excluding the impact of discontinued products, advisory, advertising, and other revenue decreased $0.1 million, or 4%.

Key Performance Indicators(2)(3)

	As of December 31,
($ in millions)	2024	2023	% Change
Annual Recurring Revenue (ARR)	$107.0	$126.0	(15)%
Pro Forma ARR*	$107.0	$109.0	(2)%

*Pro forma ARR adjusts prior periods for the impact of the divestiture of Board.org and Aicel.

As of December 31, 2024, ARR declined $19 million, or 15%, principally due to the impact of the divestitures of Board.org and Aicel. Excluding Board.org and Aicel, ARR declined 2% compared to December 31, 2023.

For the three months ended December 31, 2024, Net Revenue Retention (NRR) was 98%, 100 basis points lower than the same period in 2023.

Operating Expenses(2)

	(Unaudited)
	Three Months Ended December 31,
($ in millions)	2024	2023	% Change
Cost of revenues, including amortization	$5.3	$11.4	(53)%
Research and development	2.9	4.0	(28)%
Sales and marketing	7.6	10.5	(28)%
Editorial	4.8	4.3	10%
General and administrative	12.3	16.7	(27)%
Amortization of intangible assets	2.4	2.9	(18)%
Goodwill impairment	-	26.2	*
Other	-	(1.9)	*
Total operating expenses	$35.2	$74.2	(53)%
* - percentage change is greater than +/- 100%

In Q4 2024, operating expenses decreased $39.0 million, or 53%, versus prior year, primarily due to the divestitures of Board.org and Aicel, ongoing operating efficiency measures instituted throughout 2023 and 2024, the elimination of costs associated with sunset products, and the absence of a goodwill impairment charge which significantly impacted the prior year period. On a pro forma basis, excluding amortization expense, stock-based compensation, goodwill impairment, and the impact of the sale of Board.org and Aicel, operating expenses decreased approximately $1.8 million, or 6%.

Full Year 2024 Financial Highlights

Note - All amounts for the twelve months ended December 31, 2023 include contributions from the Board.org and Aicel businesses, which the Company divested on March 11, 2024 and October 31, 2024, respectively.

	(Unaudited)
	Year Ended December 31,
($ in millions)	2024	2023	% Change
Total Revenues (formerly "GAAP Revenue")	$120.3	$132.6	(9)%
Subscription Revenue as % of Total Revenues	92%	90%	200	bps
Gross Profit	$94.6	$92.4	2%
Gross Margin	79%	70%	900	bps
Adjusted Gross Profit (1)	$103.3	$108.3	(5)%
Adjusted Gross Margin (1)	86%	82%	400	bps
Net Income (Loss)	$9.5	$(115.5)		*
Adjusted EBITDA (1)	$9.8	$(7.5)		*
Adjusted EBITDA Margin (1)	8%	(6)%		*
bps - Basis Points
* - percentage change is greater than +/- 100%

2025 Financial Forecast

The Company provides an initial financial forecast for 2025, incorporating the following considerations:

•
incremental cost savings related to ongoing operating discipline initiatives;
•
further reduction in debt service costs;
•
further sunsetting of non-core products;
•
pacing of the migration to PolicyNote and the anticipated sales and customer retention benefits expected to accrue from this new consolidated customer interface;
•
current market volatility, in particular in the private sector, where macroeconomic unpredictability is likely to impact corporate buying decisions and timelines over the course of the year; and
•
potential impact in the public sector due to changes in the federal government.

This forecast also reflects management’s expectations based on the most recent information available and is subject to adjustment due to changes in business conditions across the year ended December 31, 2025.

Full Year 2025

	Initial Full Year 2025 Forecast *	Proforma Full Year 2024 Actual
($ in millions)	(As of 3/13/2025)	(For Comparison Purposes Only)
Total Revenues	$94 to $100	$98.8
Adjusted EBITDA (1) (4)	$10 to $12	NA

1Q 2025

	Initial Q1 2025 Forecast *	Proforma 1Q 2024 Actual
($ in millions)	(As of 3/13/2025)	(For Comparison Purposes Only)
Total Revenues	$26 to $27	$24.6
Adjusted EBITDA (1) (4)	~$2	NA

* - Includes the contribution in the first quarter 2025 of approximately $3.0 million of revenues and nominal adjusted EBITDA related to Oxford Analytica and Dragonfly Intelligence, two businesses in the process of being divested, anticipated to close by March 31, 2025.

Commenting on the 2025 forecast, Jon Slabaugh, FiscalNote CFO, said, “Our expectations for 2025 reflect the realization of efficiencies resulting from continued operating discipline initiatives, driving substantially expanded Adjusted EBITDA margins – which are expected to more than double on a proforma basis. This streamlining, combined with a further reduction in the Company’s debt service costs, will considerably accelerate the Company’s progress towards positive free cash flow. The Company anticipates its new PolicyNote platform to have an increased benefit to customer engagement and expansion over the course of 2025, as the Company migrates more users to the platform and offers additional enhancements and features. This is expected to result in an increased benefit to ARR in the second half of 2025 and lead to improved organic revenue growth in 2026. Additionally, we will continue to control annual capex while further managing cash interest expense in order to accelerate our path to positive free cash flow.”

Strategic Review

The Company’s Board of Directors along with its advisors continue to review the Company’s ongoing plans and evaluate all strategic value-maximizing options available to the Company. There can be no assurance that the strategic review will result in any transaction or other outcome. The Company has not set a timetable for completion of the review and does not intend to disclose developments or provide updates on the progress or status of the review unless and/or until it deems further disclosure is appropriate or required.

Conference Call and Webcast Information

Company management will host a conference call at 5:00 p.m. EDT today, Thursday, March 13, 2025, to discuss these financial results.

LIVE

•
By phone
•
Dial for the U.S. or Canada 1 (800) 715-9871 or for International 1 (646) 307-1963 and enter the conference ID 7871199.
•
By webcast
•
Visit the Investor Relations section of the Company’s website.

REPLAY

•
By phone (available through Thursday, March 20, 2024)
•
Dial for the U.S. or Canada 1 (800) 770-2030 or for International 1 (609) 800-9099 and enter the conference ID 7871199.
•
By webcast
•
Visit the Investor Relations section of the Company’s website.

Footnotes

(1)
Non-GAAP measure. See “Non-GAAP Financial Measures” and the reconciliation tables for the definitions and reconciliations of these non-GAAP financial measures to the most closely related GAAP financial measures.
(2)
All financial information incorporated within this press release is unaudited.
(3)
“Annual Recurring Revenue” and “Net Retention Revenue” are key performance indicators (KPIs). See “Key Performance Indicators” for the definitions and important disclosures related to these measures.
(4)
Because of the variability of items impacting net income and the unpredictability of future events, management is unable to reconcile without unreasonable effort the Company's forecasted adjusted EBITDA to a comparable GAAP measure. The unavailable information could have a significant impact on the non-GAAP measures.

About FiscalNote

FiscalNote (NYSE: NOTE) is the leading SaaS provider of policy and regulatory intelligence. By uniquely combining proprietary AI technology, comprehensive data, and decades of trusted analysis, FiscalNote helps customers efficiently manage political and business risk. Since 2013, FiscalNote has pioneered solutions that deliver critical insights, enabling effective decision making and giving organizations the competitive edge they need. Home to PolicyNote, CQ, Roll Call, VoterVoice, and many other industry-leading products and brands, FiscalNote serves thousands of customers worldwide with global offices in North America, Europe, Asia, and Australia. To learn more about FiscalNote and its suite of solutions, visit FiscalNote.com and follow @FiscalNote.

Safe Harbor Statement

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or FiscalNote’s future financial or operating performance. For example, statements regarding FiscalNote’s financial outlook for future periods, expectations regarding profitability, capital resources and anticipated growth in the industry in which FiscalNote operates are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “pro forma,” “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Factors that may impact such forward-looking statements include:

•
FiscalNote’s ability to close its previously-announced divestitures of Oxford Analytica and Dragonfly Intelligence on the timeline anticipated or at all;
•
concentration of revenues from U.S. government agencies, changes in the U.S. government spending priorities, dependence on winning or renewing U.S. government contracts, delay, disruption or unavailability of funding on U.S. government contracts, and the U.S. government’s right to modify, delay, curtail or terminate contracts;
•
FiscalNote’s ability to successfully execute on its strategy to achieve and sustain organic growth through a focus on its core Policy business, including risks to FiscalNote’s ability to develop, enhance, and integrate its existing platforms, products, and services, bring highly useful, reliable, secure and innovative products, product features and services to market, attract new customers, retain existing customers, expand its products and service offerings with existing customers, expand into geographic markets or identify other opportunities for growth;
•
FiscalNote’s future capital requirements, as well as its ability to service its repayment obligations and maintain compliance with covenants and restrictions under its existing debt agreements;
•
demand for FiscalNote’s services and the drivers of that demand;
•
the impact of cost reduction initiatives undertaken by FiscalNote;
•
risks associated with international operations, including compliance complexity and costs, increased exposure to fluctuations in currency exchange rates, political, social and economic instability, and supply chain disruptions;
•
FiscalNote’s ability to introduce new features, integrations, capabilities, and enhancements to its products and services, as well as obtain and maintain accurate, comprehensive, or reliable data to support its products and services;
•
FiscalNote's reliance on third-party systems and data, its ability to integrate such systems and data with its solutions and its potential inability to continue to support integration;
•
FiscalNote’s ability to maintain and improve its methods and technologies, and anticipate new methods or technologies, for data collection, organization, and analysis to support its products and services;
•
potential technical disruptions, cyberattacks, security, privacy or data breaches or other technical or security incidents that affect FiscalNote’s networks or systems or those of its service providers;
•
competition and competitive pressures in the markets in which FiscalNote operates, including larger well-funded companies shifting their existing business models to become more competitive with FiscalNote;
•
FiscalNote’s ability to comply with laws and regulations in connection with selling products and services to U.S. and foreign governments and other highly regulated industries;
•
FiscalNote’s ability to retain or recruit key personnel;

•
FiscalNote’s ability to adapt its products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts;
•
adverse general economic and market conditions reducing spending on our products and services;
•
the outcome of any known and unknown litigation and regulatory proceedings;
•
FiscalNote’s ability to maintain public company-quality internal control over financial reporting; and
•
FiscalNote’s ability to protect and maintain its brands and other intellectual property rights.

These and other important factors discussed in FiscalNote’s SEC filings, including its most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by FiscalNote and its management, are inherently uncertain. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place reliance on forward-looking statements, which speak only as of the date they are made. FiscalNote undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

FiscalNote Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

(in thousands, except shares and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Subscription	$27,058	$31,096	$111,073	$119,082
Advisory, advertising, and other	2,411	3,169	9,193	13,563
Total revenues	29,469	34,265	120,266	132,645
Operating expenses: (1)
Cost of revenues	5,297	11,388	25,639	40,251
Research and development	2,893	4,016	12,828	18,186
Sales and marketing	7,571	10,500	35,055	45,722
Editorial	4,776	4,336	18,528	17,869
General and administrative	12,278	16,737	50,236	65,550
Amortization of intangible assets	2,384	2,895	9,925	11,509
Impairment of goodwill and long-lived assets	-	26,227	-	32,064
Transaction (gains) costs, net	-	(1,905)	(4)	(767)
Total operating expenses	35,199	74,194	152,207	230,384
Operating loss	(5,730)	(39,929)	(31,941)	(97,739)

Gain on sale of businesses	(418)	-	(72,017)	-
Interest expense, net	5,322	8,087	23,589	29,940
Change in fair value of financial instruments	3,234	2,867	6,408	(15,983)
Loss on settlement	-	-	-	3,474
Other expense (benefit), net	108	(177)	26	68
Net (loss) income before income taxes	(13,976)	(50,706)	10,053	(115,238)
Provision from income taxes	(593)	42	536	223
Net (loss) income	(13,383)	(50,748)	9,517	(115,461)
Other comprehensive (loss) income	(1,361)	1,200	(299)	163
Total comprehensive (loss) income	$(14,744)	$(49,548)	$9,218	$(115,298)

Net (loss) income used to compute basic and diluted loss per share	$(13,383)	$(50,748)	$9,517	$(115,461)

(Loss) income per share attributable to common shareholders:
Basic and Diluted	$(0.10)	$(0.39)	$0.07	$(0.88)
Weighted average shares used in computing (loss) income per share attributable to common shareholders:
Basic and Diluted	137,725,461	129,636,869	137,280,603	131,400,109

(1) Amounts include stock-based compensation expenses, as follows:
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cost of revenues	$88	$98	$412	$283
Research and development	416	304	1,554	1,384
Sales and marketing	385	339	1,567	2,057
Editorial	222	108	687	400
General and administrative	2,953	7,996	13,729	22,933

FiscalNote Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except shares, and par value)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$28,814	$16,451
Restricted cash	640	849
Short-term investments	5,796	7,134
Accounts receivable, net	13,465	16,931
Costs capitalized to obtain revenue contracts, net	3,016	3,326
Prepaid expenses	2,548	2,593
Other current assets	2,908	2,521
Total current assets	57,187	49,805

Property and equipment, net	5,051	6,141
Capitalized software costs, net	15,099	13,372
Noncurrent costs capitalized to obtain revenue contracts, net	3,197	4,257
Operating lease assets	15,620	17,782
Goodwill	159,061	187,703
Customer relationships, net	41,717	53,917
Database, net	16,147	18,838
Other intangible assets, net	13,018	18,113
Other non-current assets	100	633
Total assets	$326,197	$370,561

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt	$15,905	$105
Accounts payable and accrued expenses	8,462	12,909
Deferred revenue, current portion	35,253	43,530
Customer deposits	1,850	3,032
Contingent liabilities from acquisitions, current portion	-	130
Operating lease liabilities, current portion	3,386	3,066
Other current liabilities	2,266	2,878
Total current liabilities	67,122	65,650

Long-term debt, net of current maturities	131,172	222,310
Deferred tax liabilities	1,934	2,178
Deferred revenue, net of current portion	222	875
Operating lease liabilities, net of current portion	22,490	26,162
Public and private warrant liabilities	2,458	4,761
Other non-current liabilities	2,968	5,166
Total liabilities	228,366	327,102
Commitment and contingencies
Stockholders' equity:
Class A Common stock ($0.0001 par value, 1,700,000,000 authorized, 142,794,386 and 121,679,829 issued and outstanding at December 31, 2024 and December 31, 2023, respectively)	14	11
Class B Common stock ($0.0001 par value, 9,000,000 authorized, 8,290,921 issued and outstanding at December 31, 2024 and December 31, 2023, respectively)	1	1
Additional paid-in capital	899,929	860,485
Accumulated other comprehensive income (loss)	4,786	(622)
Accumulated deficit	(806,899)	(816,416)
Total stockholders' equity	97,831	43,459
Total liabilities and stockholders' equity	$326,197	$370,561

FiscalNote Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Years Ended December 31,
	2024	2023
Operating Activities:
Net income (loss)	$9,517	$(115,461)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	1,241	1,348
Amortization of intangible assets and capitalized software development costs	18,628	27,369
Amortization of deferred costs to obtain revenue contracts	3,707	3,617
Impairment of goodwill and other long-lived assets	-	32,064
Gain on sale of businesses	(72,017)	-
Non-cash operating lease expense	2,060	3,264
Stock-based compensation	17,949	27,057
Non-cash earnout benefit	-	(530)
Loss on settlement	-	3,474
Bad debt expense	148	423
Change in fair value of acquisition contingent consideration	(117)	(2,043)
Change in fair value of financial instruments	6,408	(15,983)
Deferred income tax provision (benefit)	(162)	72
Paid-in-kind interest, net	7,963	6,060
Other non-cash items	177	32
Non-cash interest expense	3,068	3,919
Changes in operating assets and liabilities:
Accounts receivable, net	1,836	(287)
Prepaid expenses and other current assets	592	3,421
Costs capitalized to obtain revenue contracts, net	(2,902)	(4,443)
Other non-current assets	228	(180)
Accounts payable and accrued expenses	(1,111)	(6,426)
Deferred revenue	1,032	4,123
Customer deposits	(194)	(198)
Other current liabilities	(441)	269
Contingent liabilities from acquisitions, net of current portion	(13)	(39)
Lease liabilities	(3,117)	(6,626)
Other non-current liabilities	222	210
Net cash used in operating activities	(5,298)	(35,494)

Investing Activities:
Capital expenditures	(8,884)	(7,938)
Cash proceeds from the sale of businesses, net	98,052	-
Cash paid for business acquisitions, net of cash acquired	-	(5,010)
Purchases of short-term investments	-	(7,369)
Net cash provided by (used in) investing activities	89,168	(20,317)

Financing Activities:
Proceeds from long-term debt, net of issuance costs	6,301	11,500
Principal payments of long-term debt	(70,808)	(107)
Payment of deferred financing costs	(7,399)	-
Proceeds from exercise of stock options and ESPP purchases	474	684
Net cash (used in) provided by financing activities	(71,432)	12,077

Effects of exchange rates on cash	(284)	(189)

Net change in cash, cash equivalents, and restricted cash	12,154	(43,923)
Cash, cash equivalents, and restricted cash, beginning of period	17,300	61,223
Cash, cash equivalents, and restricted cash, end of period	$29,454	$17,300

Supplemental Noncash Investing and Financing Activities:
Issuance of common stock for conversion of debt and interest	$20,946	$-
Amounts held in escrow related to the sale of Board.org	$285	$-
Issuance of common stock in connection with business acquisitions	$-	$9,539
Warrants issued in conjunction with long-term debt issuance	$-	$178
Property and equipment purchases in accounts payable	$88	$161

Supplemental Cash Flow Activities:
Cash paid for interest	$14,732	$20,679
Cash paid for taxes	$274	$55

Non-GAAP Financial Measures(2)

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure. While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We define Adjusted Gross Profit as Total revenues minus cost of revenues, including amortization of capitalized software development costs and acquired developed technology, before amortization of intangible assets that are included in costs of revenues. We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by Total Revenues.

We use Adjusted Gross Profit and Adjusted Gross Profit Margin to understand and evaluate our core operating performance and trends. We believe these metrics are useful measures to us and to our investors to assist in evaluating our core operating performance because they provide consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the non-cash effects of amortization of intangible assets that may fluctuate for reasons unrelated to overall operating performance.

Adjusted Gross Profit and Adjusted Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. They should not be considered as replacements for gross profit and gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. Adjusted Gross Profit and Adjusted Gross Profit Margin as presented herein are not necessarily comparable to similarly titled measures presented by other companies.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and other items that management believes are not indicative of ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

We disclose EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin herein because these non-GAAP measures are key measures used by management to evaluate our business, measure our operating performance and make strategic decisions. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are useful for investors and others in understanding and evaluating our operating results in the same manner as management. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net income (loss), net income (loss) before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their comparability. Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP.

Adjusted Gross Profit and Adjusted Gross Profit Margin

The following table presents our calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin for the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2024	2023	2024	2023
Total Revenues	$29,469	$34,265	$120,266	$132,645
Costs of revenue, including amortization of capitalized software development costs and acquired developed technology	(5,297)	(11,388)	(25,639)	(40,251)
Gross Profit	$24,172	$22,877	$94,627	$92,394
Gross Profit Margin	82%	67%	79%	70%
Gross Profit	$24,172	$22,877	$94,627	$92,394
Amortization of intangible assets	1,544	5,407	8,703	15,861
Adjusted Gross Profit	$25,716	$28,284	$103,330	$108,255
Adjusted Gross Profit Margin	87%	83%	86%	82%

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

The following table presents our calculation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2024	2023	2024	2023
Net (loss) income	$(13,383)	$(50,748)	$9,517	$(115,461)
Provision from income taxes	(593)	42	536	223
Depreciation and amortization	4,265	8,644	19,869	28,718
Interest expense, net	5,322	8,087	23,589	29,940
EBITDA	(4,389)	(33,975)	53,511	(56,580)
Gain on sale of businesses (a)	(418)	-	(72,017)	-
Stock-based compensation	4,064	8,845	17,949	27,057
Change in fair value of financial instruments (b)	3,234	2,867	6,408	(15,983)
Other non-cash charges (c)	7	24,295	100	29,522
Acquisition and disposal related costs (d)	461	-	1,599	1,391
Employee severance costs (e)	-	729	635	2,039
Non-capitalizable debt raising costs	150	226	677	542
Business combination with DSAC (f)	-	-	-	415
Loss contingency (g)	-	-	-	4,091
Costs incurrred related to the Special Committee (h)	237	-	919	-
Adjusted EBITDA	$3,346	$2,987	$9,781	$(7,506)
Adjusted EBITDA Margin	11%	9%	8%	(6)%
(a)
Reflects the gain on disposal from the sale of Board.org on March 11, 2024 and the sale of Aicel on October 31, 2024.
(b)
Reflects the non-cash impact from the mark to market adjustments on our financial instruments.
(c)
Reflects the non-cash impact of the following for fiscal year 2024: (i) unrealized loss of $49 in the first quarter, $31 in the second quarter, $17 in the third quarter, and $79 in the fourth quarter from our investments; (ii) gain of $4 in the first quarter of 2024 and a gain of $114 in the fourth quarter of 2024 from the change in fair value related to the contingent consideration and contingent compensation related to the 2021, 2022, and 2023 Acquisitions; (iii) gain of $530 from the release of the COSM grant in the fourth quarter of 2024; and (iv) charge of $572 in the fourth quarter of 2024 for fees satisfied with Common Stock of the Company. Reflects the non-cash impact of the following for fiscal year 2023: (i) impairment of goodwill of $5,837 in the first quarter of 2023 and $20,004 in the fourth quarter; (ii) impairment of other long-lived assets of $6,223 in the fourth quarter of 2023; (iii) loss of $34 in the first quarter, loss of $56 in the second quarter, gain of $147 in the third quarter, and gain of $9 in the fourth quarter from our equity method investment; (iv) charge of $2 in the first quarter, charge of $2 in the second quarter, gain of $672 in the third quarter, and gain of $1,905 in the fourth quarter from the change in fair value related to the contingent consideration and contingent compensation related to the Acquisitions; and (v) unrealized loss of $115 in the third quarter and unrealized gain $18 in the fourth quarter from our investments.
(d)
In 2024 reflects the costs incurred related to the sale of Board.org and Aicel, and the planned sale of Oxford Analytica and Dragonfly, principally consisting of advisory, legal, and other professional and consulting costs. In 2023 reflects the costs incurred to identify, consider, and complete business combination transactions consisting of advisory, legal, and other professional and consulting costs.

(e)
Severance costs associated with workforce changes related to business realignment actions
(f)
Includes non-capitalizable transaction costs incurred within one year of the Business Combination with DSAC.
(g)
Reflects (i) $3,474 non-cash loss contingency charge related to the settlement of GPO FN Noteholder LLC recorded in the second quarter of 2023 and (ii) accounting and legal costs incurred associated with the settlement with GPO FN Noteholder LLC totaling $168 in the first quarter of 2023, $248 in the second quarter of 2023, and $201 in the their quarter of 2023. See further discussion in Note 9, "Debt" and Note 18, "Commitments and Contingencies" in the Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K.
(h)
Reflects costs incurred related to the Special Committee.

Key Performance Indicators

We monitor the following key performance indicators to evaluate growth trends, prepare financial projections, make strategic decisions, and measure the effectiveness of our sales and marketing efforts. Our management team assesses our performance based on these key performance indicators because it believes they reflect the underlying trends of our business and serve as meaningful measures of our ongoing operational performance.

Annual Recurring Revenue (“ARR”)

Approximately 90% of our revenues are subscription based, which leads to high revenue predictability. Our ability to retain existing subscription customers is a key performance indicator that helps explain the evolution of our historical results and is a leading indicator of our revenues and cash flows for subsequent periods. We use ARR as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring subscription customer contracts. We calculate ARR on a parent account level by annualizing the contracted subscription revenue, and our total ARR as of the end of a period is the aggregate thereof. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades, or price increases or decreases. The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to timing of the revenue bookings during the period, cancellations, upgrades, or downgrades and pending renewals. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.

Net Revenue Retention (“NRR”)

Our NRR, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our NRR for a given period as ARR at the end of the period minus ARR contracted from new clients for which there is no historical revenue booked during the period, divided by the beginning ARR for the period. We calculate NRR at a parent account level. Customers from acquisitions are not included in NRR until they have been part of our consolidated results for 12 months. Accordingly, the 2023 Acquisition was not included in our NRR for the year ended December 31, 2023. Our calculation of NRR for any fiscal period includes the positive recurring revenue impacts of selling additional licenses and services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our NRR may fluctuate as a result of a number of factors, including the growing level of our revenue base, the level of penetration within our customer base, expansion of products and features, and our ability to retain our customers.

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